Exhibit 99.2

FOR IMMEDIATE RELEASE	Contacts: Susan Kahn (investor)
(612) 761-6735

Cathy Wright (financial media)
(847) 615-1538

TARGET CORPORATION DISCUSSES TWO ACCOUNTING MATTERS

EXPECTED TO IMPACT FISCAL 2004 RESULTS

Adjustment to Method of Accounting for Certain Land Leases and
Early Adoption of FAS 123R - Revised Accounting for Stock-Based Compensation

MINNEAPOLIS, February 3, 2005 — Target Corporation today provided background information on two accounting matters which will reduce its earnings for the fourth quarter and full year 2004.  Financial results for these periods are expected to be released to the public before the market opens on February 17, 2005.

Accounting for Certain Land Leases

After consultation with its external auditors, Target Corporation will adjust its method of accounting for leases related to a specific category of owned store locations which are located on leased land. The effect will be a $65 million non-cash adjustment, primarily attributable to an increase in Target’s year-end straight-line rent accrual, which will increase the Company’s pre-tax occupancy costs for the fourth quarter and full year 2004 and will reduce earnings per share by approximately 4 cents. Of the $65 million pre-tax expense to be recorded in the fourth quarter of 2004, $10 million pre-tax, or less than 1 cent per share, is attributable to the current year and $55 million pre-tax, or approximately 4 cents per share, is related to prior periods. Prior years’ financial results will not be restated due to the immateriality of this issue to the results of operations and statement of financial position for the current year or any individual prior year. The adjustment will not affect historical or future cash flows or timing of payments under related leases.

For many years, Target has utilized a 39 year depreciable life for substantially all its store buildings, including its owned stores located on leased land. Separately, in these circumstances, Target used the original term of the land lease, which was often less than 39 years, for calculating its straight-line rent expense. This accounting adjustment results in Target using a time period for its straight-line rent expense calculation that equals or exceeds the time period used for depreciation.

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Accounting for Stock-Based Compensation

Separately, Target Corporation has decided to early adopt, in the fourth quarter of 2004, SFAS 123R, which modifies SFAS 123, “Accounting for Stock-Based Compensation”. This revised accounting standard requires that all stock-based compensation, including grants of employee stock options, be accounted for using a fair-value-based method. The expected impact of the adoption of this accounting change on Target Corporation 2004 diluted earnings per share is a reduction of 2 to 3 cents, with the expense being incurred in approximately equal quarterly amounts throughout the year. The impact on fiscal 2005 diluted earnings per share is expected to be a similar reduction, resulting in an immaterial year-over-year differential.

In the first quarter of 2003, Target adopted SFAS 123 in accordance with the prospective transition method. Under this guidance, the fair-value-based method was applied prospectively to stock awards granted subsequent to February 1, 2003, the last day of our 2002 fiscal year.

Under the revised standard, Target is electing the modified retrospective transition method. As a result, all prior period financial statements are being restated to recognize compensation cost in the amounts previously reported in the pro forma footnote disclosures under the provisions of SFAS 123. Restatements will be included, as appropriate, in Target’s 2004 year-end earnings release and 2004 Form 10-K.

Other

Sales results for the corporation for the month of January 2005 are included in a separate release which was also issued today, February 3, 2005.

Forward-looking statements in this release should be read in conjunction with the cautionary statements in Exhibit (99)C to the company’s 2003 Form 10-K.

Target Corporation’s continuing operations include large, general merchandise discount stores, as well as an on-line business called Target.com. The company currently operates 1,308 Target stores in 47 states.

Target Corporation news releases are available at www.target.com or www.prnewswire.com.

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